Exhibit 99.1

NEWS

Georgia Gulf Names Joseph Breunig Executive Vice President — Chemicals

ATLANTA—(BUSINESS WIRE)—August 10, 2010—Georgia Gulf Corporation (NYSE: GGC) announced today that Joseph Breunig will assume the duties of the newly-created position of Executive Vice President - Chemicals on September 1, 2010.  Mr. Breunig will have responsibility for all the chemicals businesses, including chlorovinyls, aromatics, and additives.

Mr. Breunig comes to Georgia Gulf from BASF Corporation where he held a variety of commercial and operational positions, most recently as Executive Vice President and President of Market and Business Development for North America.  In this role he was responsible for eleven of BASF’s North American business units with approximately $15 billion in sales.  He has a proven record of growing global businesses, managing global manufacturing operations, and improving sales and profitability.  Mr. Breunig will be located at Georgia Gulf’s Atlanta corporate headquarters.

“I am pleased to announce the addition of Joe Breunig to Georgia Gulf’s Executive Management team.  His expertise in leading multiple chemical business units will benefit our company greatly as we continue our plans to be a world-class integrated chemicals and building products company” said Paul Carrico, Georgia Gulf’s President and Chief Executive Officer. “Joe adds to our already strong management team with his diverse and global chemicals perspective. Joe’s leadership of Chemicals and Mark Orcutt’s leadership of our Building Products businesses provide the focus on the two divisions for Georgia Gulf to attain its goals for future growth.”

Mr. Breunig will report to Paul Carrico and be responsible for the results of our Chlorovinyls and Aromatics segments.  This includes all commercial and manufacturing groups and the Company’s seven chemical manufacturing facilities in the U.S. and Canada.

About Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck, fence and rail products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, our financial statements, amendments to certain of our previously filed periodic reports, and the timing and results of the completion of all calculations and analyses necessary for us to issue restated financial statements, and are based on management’s assumptions regarding, among other things, business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which our products are sold, the timing and results of the completion of all calculations and analyses necessary for us to issue restated financial statements, and any potential impact on the Company, its business or stock price resulting from such restatement, uncertainties regarding asset sales, our ability to achieve operating efficiencies, competitive conditions, industry production capacity, raw materials and energy costs, and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent Quarterly Reports on Form 10-Q.

CONTACT: Georgia Gulf

Investor Relations
Martin Jarosick, 770-395-4524